Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2024 (which includes an explanatory paragraph regarding the Company’s ability to continue as a going concern), relating to the consolidated financial statements of Cytosorbents Corporation as of December 31, 2023 and 2022 appearing in the entity’s Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey,

August 16, 2024